Exhibit 99.1

Houlihan Lokey Appoints Prabha Sipi Bhandari as Chief Legal Officer

NEW YORK — September 22, 2026 — Houlihan Lokey, Inc. (NYSE:HLI), the global investment bank, announced today the appointment of Prabha Sipi Bhandari as Chief Legal Officer, with responsibility for overseeing all legal and compliance activities globally, and she will serve as corporate secretary to the firm’s board of directors. In that capacity, she will serve as an Executive Officer of the firm. Ms. Bhandari succeeds Christopher Crain, who has served as Houlihan Lokey’s General Counsel since 2004.

“We are delighted to welcome Sipi to Houlihan Lokey,” said Scott Adelson, CEO of Houlihan Lokey. “She is a seasoned executive who brings deep experience in M&A, corporate governance, and legal and regulatory matters at a number of world-class financial institutions and public companies, making her the ideal choice to lead our legal and compliance functions as we continue to grow our business globally.”

Ms. Bhandari joins Houlihan Lokey from Paychex, where she served as Chief Legal Officer, Chief Ethics Officer, and Secretary. In that role, she was a member of the Executive Committee and advised the company and its board of directors on a wide range of legal and strategic matters. Prior to Paychex, Ms. Bhandari held senior legal positions at American International Group (AIG), Freddie Mac, and Viacom. She also spent 13 years at Deutsche Bank, serving as Managing Director, General Counsel for Deutsche Bank Securities Inc., and Global Head of Mergers & Acquisitions – Legal.

Earlier in her career, she was a Corporate Associate at Davis Polk & Wardwell. She began her legal career as a Law Clerk for the Honorable John M. Duhé Jr. of the Fifth Circuit U.S. Court of Appeals.

“I have long admired Houlihan Lokey’s collaborative culture and exceptional market reputation, which is grounded in client dedication, integrity, and intellectual rigor,” said Ms. Bhandari. “I am thrilled to join the firm at such an exciting point in its growth. I look forward to working closely with the leadership team and our talented banking, legal, and compliance professionals worldwide to support our strategic priorities and navigate an increasingly complex global landscape.”

Mr. Crain will move to the role of Corporate Senior Advisor, assisting with the leadership transition of the firm’s Legal and Compliance department to Ms. Bhandari and then advising the firm’s senior management on a range of non-legal matters.

“I want to extend our deepest gratitude to Christopher for his outstanding commitment and more than two decades of service to the firm,” added Mr. Adelson. “His leadership and counsel have been invaluable, and we are very pleased that he will continue to contribute his expertise as a senior advisor.”

Ms. Bhandari earned her B.S. from Cornell University and J.D. from the New York University School of Law, where she served as an editor on the NYU Law Review. She is a member of the board of trustees of the Brooklyn Children’s Museum and the Private Sector Steering Committee of the South Asian Bar Association of New York.

About Houlihan Lokey

Houlihan Lokey, Inc. (NYSE:HLI) is a leading global investment bank recognized for delivering independent strategic and financial advice to corporations, financial sponsors, and governments. With uniquely deep industry expertise, broad international reach, and a partnership approach rooted in trust, the firm provides innovative, integrated solutions across mergers and acquisitions, capital solutions, financial restructuring, and financial and valuation advisory. Our unmatched transaction volumes provide differentiated, data-driven perspectives that help our clients achieve their most critical goals. To learn more about Houlihan Lokey, please visit HL.com.

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